UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 23, 2013

ADVANCED CELL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (508) 756-1212

_____________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 23, 2013, Advanced Cell Technology, Inc. (the “Company”) settled a previously disclosed civil action brought by the Securities and Exchange Commission (the “SEC”) against the Company in May 2012. In the May 2012 civil action, the SEC alleged that Company violated Section 5(a) and 5(c) of the Securities Act of 1933, as amended (the “Securities Act”), because certain sales of shares of the Company’s common stock, completed in late 2008 and early 2009 under the Company’s former management, were neither registered under the Securities Act nor subject to an exemption from registration under Section 3(a)(10) of the Securities Act. In addition, the Company was alleged to have violated Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because the Company did not disclose such sales and issuances to the SEC on a timely basis.

Under the terms of the settlement accepted by the SEC, the Company consented to entry of judgment under which it neither admits nor denies liability and has agreed to disgorgement of $3.5 million in proceeds from the transactions in question. In addition, the Company will pay approximately $587,000 in pre-judgment interest. The total amount due, approximately $4.1 million, will be paid over six equal quarterly installments. The first installment was placed into escrow in July 2013 and will be applied immediately to the aggregate amount due. The next installment will be due in late March 2014. In addition, the settlement permanently restrains and enjoins the Company from violations of Sections 5(a) and 5(c) of the Securities Act, Section 13(a) of the Exchange Act and Rule 13a-11 under the Exchange Act. The settlement remains subject to court approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Cell Technology, Inc.

Date: December 26, 2013	By:	/s/ Gary H. Rabin
Gary H. Rabin
Chief Executive Officer